Consent of Independent Registered Public Accounting Firm

Those charged with governance of Talcott Resolution Life Insurance Company DC Variable Account - I:

We consent to the use, in this Post-Effective Amendment No. 38 to Registration Statement No. 033-19949 on Form N-4 (the Registration Statement), of our report, dated April 30, 2019, with respect to the statements of assets and liabilities of Talcott Resolution Life Insurance Company DC Variable Account — I as of December 31, 2018, and the related statements of operations for the year or periods in the year then ended and changes in net assets for each of the years or periods in the two-year period then ended and financial highlights for each of the years or periods in the four-year period then ended, included herein in the Statement of Additional Information, which is part of the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

/s/KPMG LLP

Hartford, Connecticut
April 30, 2019